UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2012

RED MOUNTAIN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-54444	27-1739487
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2515 McKinney Avenue, Suite 900 Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 871-0400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 19, 2012, Red Mountain Resources, Inc. (the “Company”) and its wholly owned subsidiary, Hunter Drilling, LLC (“Hunter Drilling”), entered into an Asset Purchase Agreement, dated July 19, 2012 (the “Purchase Agreement”), with First Security Bank, as Trustee for the Holders of the Senior Series 2009A Debentures and the Series 2009B Debentures (“FSB”), O&G Leasing, LLC (“O&G”) and Performance Drilling Company, LLC (“PDC” and together with O&G, the “Sellers”). The Purchase Agreement is subject to, among other things, (i) the entry of a confirmation order by the United States Bankruptcy Court for the Southern District of Mississippi (the “Bankruptcy Court”) confirming the Plan of Reorganization filed by FSB and (ii) the entry of a transfer order approving the Purchase Agreement and all of the transactions contemplated by the Purchase Agreement and the sale of the Purchased Assets (as defined below) pursuant to Section 363 of the U.S. Bankruptcy Code. If these orders are entered by the Bankruptcy Court, it is anticipated that the closing of the transactions contemplated by the Purchase Agreement (the “Closing”) will occur prior to the end of 2012.

Under the Purchase Agreement, Hunter Drilling will acquire substantially all of the assets of the Sellers, including, but not limited to, five oil and natural gas drilling rigs, rolling stock, trade accounts receivable and notes receivable, tangible personal property and certain intangible personal property, insurance benefits, prepaid deposits and expenses, claims and warranties, permits, contracts and books and records (collectively, the “Purchased Assets”) in exchange for a combination of cash, shares of the Company’s common stock and debt securities of Hunter Drilling, as described below. The Sellers agreed to retain and be liable for any and all of their liabilities not expressly assumed by Hunter Drilling, including all liabilities arising out of Sellers’ ownership of the Purchased Assets prior to the Closing.

Pursuant to the terms of the Purchase Agreement, Hunter Drilling and the Company agreed (i) to pay $450,000 in cash at Closing (the “Closing Cash Payment”) and (ii) to pay an additional $500,000 for the payment of certain administrative expenses, professional fees, cure amounts and other allowed claims if the amount of cash in the bankruptcy estate is insufficient to pay these claims (the “Cash Contribution”). On July 19, 2012, Hunter Drilling paid $250,000 into an escrow account as an earnest money deposit. This deposit will first be applied to the Cash Contribution obligation and any remaining amounts will then be applied to the Closing Cash Payment.

In addition to the cash purchase price, the Company agreed to issue 1,509,307 shares of its common stock to the holders of Senior Series 2009A Debentures (the “2009A Debentures”) at an agreed price of $1.50 per share, for the payment of accrued and unpaid interest on the 2009A Debentures, subject to adjustment in certain limited circumstances. Hunter Drilling also agreed to issue Senior Secured Convertible Debentures with a term of approximately eight years that accrue interest at a rate of 6% per annum (the “Senior Secured Debentures”) to the holders of 2009A Debentures in the aggregate principal amount of $25,955,000 (the aggregate principal amount of debt held by such holders), subject to adjustment for (A) those 2009A Debentures that have been acquired by the Company in exchange for issuing shares of its common stock (the “Exchanged Senior Debentures”) and (B) those 2009A Debentures that are redeemed with cash provided by Hunter Drilling at Closing. Hunter Drilling agreed to either acquire $2,345,000 in principal amount of 2009A Debentures prior to Closing or to tender cash to acquire 2009A Debentures in a principal amount equal to the difference between the $2,345,000 and the principal amount of Exchanged Senior Debentures. Principal and interest on the Senior Secured Debentures will be paid quarterly based on an approximately eight year amortization schedule. The Senior Secured Debentures shall be secured by a first priority lien on the Purchased Assets, subject to certain exceptions. The Senior Secured Debentures are subject to conversion after the Closing, in whole or in part at the option of the holders, into shares of the Company’s common stock at a conversion price of $2.00 per share of common stock until the first anniversary of the Closing, with an increase in the conversion price of $0.50 per share on each subsequent anniversary of Closing until maturity, each subject to adjustment in certain limited circumstances. The Senior Secured Debentures can be prepaid without premium or penalty, subject to prior notice. In addition, Hunter Drilling is required to conduct a dutch auction on an annual basis that uses all excess cash of Hunter Drilling to purchase Senior Secured Debentures.

2

As part of the purchase price, the Company also agreed to issue 697,110 shares of its common stock to the holders of the Series 2009B Debentures (the “2009B Debentures”) at an agreed price of $1.50 per share, for the payment of accrued and unpaid interest on the 2009B Debentures, subject to adjustment in certain limited circumstances. In addition, Hunter Drilling agreed to issue Junior Secured Debentures with a term of approximately nine years that accrue interest at a rate of 6% per annum (the “Junior Secured Debentures”) to the holders of the 2009B Debentures in the aggregate principal amount of $7,610,000 (the aggregate principal amount of debt held by such holders), subject to adjustment for (A) those 2009B Debentures that have been acquired by the Company in exchange for issuing shares of its common stock (the “Exchanged Junior Debentures”) and (B) those 2009B Debentures that are redeemed with cash provided by Hunter Drilling at Closing. Hunter Drilling agreed to acquire either $1,050,000 in principal amount of the Exchanged Junior Debentures prior to Closing or to tender cash to acquire 2009B Debentures in a principal amount equal to the difference between the $1,050,000 and the principal amount of the Exchanged Junior Debentures. Interest on the Junior Secured Debentures will be paid quarterly based on an approximately nine year amortization schedule and principal on the Junior Secured Debentures will be payable quarterly commencing during approximately the seventh year of the amortization schedule. The Junior Secured Debentures shall be secured by a subordinated lien on the Purchased Assets. The Junior Secured Debentures are subject to conversion after the Closing, in whole or in part, at the option of the holders, into shares of the Company’s common stock at a conversion price of $2.00 per share of common stock until the first anniversary of the Closing, with an increase in the conversion price of $0.50 per share on each subsequent anniversary of Closing until maturity, each subject to adjustment in certain limited circumstances. The Junior Secured Debentures can be prepaid without premium or penalty, subject to prior notice. In addition, Hunter Drilling is required to conduct a dutch auction on an annual basis that uses all excess cash of Hunter Drilling to purchase Junior Secured Debentures to the extent that there is any remaining excess cash after conducting the dutch auction for the Senior Secured Debentures.

As part of the purchase price, Hunter Drilling also agreed to issue a secured promissory note with a term of five years from the Closing (the “WSB Note”) to Washington State Bank (“WSB”) at Closing in the principal amount of WSB’s secured claim as of the Closing (which was approximately $4,078,868.80 as of July 10, 2012) in repayment of a secured promissory note previously issued by the Sellers to WSB. Interest on the WSB Note shall accrue at a floating rate equal to the prime rate plus two percent per annum; provided, that interest shall be fixed at (i) 6% if the interest rate during any period would be less than 6% or (ii) 8% if the interest rate during any period would be greater than 8%. Principal and interest on the WSB Note will be payable monthly based on a five year amortization schedule. The WSB Note will be secured by a first priority lien on the Purchased Assets that presently secured WSB’s secured claim in the bankruptcy proceedings and a capital expenditure cash collateral account and restricted reserve account held by WSB.

The Purchase Agreement contains customary representations, warranties and covenants and may be terminated by Hunter Drilling, FSB or Sellers if the Purchase Agreement is not approved by the Bankruptcy Court or in the event that certain conditions are not satisfied within 30 days following the entry of a confirmation order. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the actual terms of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
2.1*	Asset Purchase Agreement, dated July 19, 2012, by and among Hunter Drilling, LLC, First Security Bank, as Trustee for the Holders of the Senior Series 2009A Debentures and the Series 2009B Debentures, Red Mountain Resources, Inc., O&G Leasing, LLC and Performance Drilling Company, LLC.

*Pursuant to Item 601(b)(2), the registrant agrees to furnish supplementary a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 25, 2012

RED MOUNTAIN RESOURCES, INC.

		By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Chief Executive Officer

4

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1*	Asset Purchase Agreement, dated July 19, 2012, by and among Hunter Drilling, LLC, First Security Bank, as Trustee for the Holders of the Senior Series 2009A Debentures and the Series 2009B Debentures, Red Mountain Resources, Inc., O&G Leasing, LLC and Performance Drilling Company, LLC.

*Pursuant to Item 601(b)(2), the registrant agrees to furnish supplementary a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

5